Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2012, relating to the consolidated financial statements and financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 2, 2012